CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “General Information-Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 2,916 to the Form N-1A Registration Statement of VanEck ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP_____
New York, New York
December 19, 2025